NORTHERN LIGHTS FUND TRUST IV

INVESTMENT ADVISORY AGREEMENT

APPENDIX A, As Amended

FUNDS OF THE TRUST

NAME OF FUND	ANNUAL ADVISORY FEE AS A% OF AVERAGE NET ASSETS OF THE FUND
Monarch Ambassador Income ETF	0.85%
Monarch Blue Chips Core ETF	0.85%
Monarch Dividend Plus ETF	0.85%
Monarch ProCap ETF	0.85%
Monarch Select Subsector ETF	0.85%
Monarch Volume Factor Dividend Tree ETF	0.85%
Monarch Volume Factor Global Unconstrained ETF	0.85%
Dated : October 24, 2023

NORTHERN LIGHTS FUND TRUST IV

By: /s/ Wendy Wang

Name: Wendy Wang

Title: President

KINGSVIEW WEALTH MANAGEMENT LLC

By: /s/ Sean McGillivray

Name: Sean McGillivray

Title: CEO